Exhibit 21

SUBSIDIARIES

Name	Ownership	Jurisdiction of Incorporation

3048568 Nova Scotia Company	100% owned by Union Electric Steel Corporation	Nova Scotia

AP Venture Corp. III	100% owned by Ampco-Pittsburgh Corporation	Delaware

Aerofin Corporation	100% owned by Ampco-Pittsburgh Securities V Corporation	New York

Ampco NCII Sub, Inc.	100% owned by New Castle Industries, Inc.	Delaware

Ampco-Pittsburgh Securities III Corporation	100% owned by Ampco-Pittsburgh Corporation	Delaware

Ampco-Pittsburgh Securities V Corporation	100% owned by Ampco-Pittsburgh Corporation	Delaware

Ampco UES Sub, Inc.	100% owned by Union Electric Steel Corporation	Delaware

Atlantic Grinding & Welding, Inc.	100% owned by Ampco NCII Sub, Inc.	Pennsylvania

Bimex Industries, Inc.	100% owned by Ampco NCII Sub, Inc.	Delaware

Buffalo Air Handling Company	100% owned by Ampco-Pittsburgh Corporation	Delaware

Buffalo Pumps, Inc.	100% owned by Ampco-Pittsburgh Corporation	Delaware

F. R. Gross Co., Inc.	100% owned by Ampco-Pittsburgh Securities V Corporation	Pennsylvania

Keystone Rolls Company	100% owned by Ampco NCII Sub, Inc.	Pennsylvania

New Castle Industries, Inc.	100% owned by Ampco UES Sub, Inc.	Pennsylvania

SUBSIDIARIES (Cont’)

Name	Ownership	Jurisdiction of Incorporation

Union Electric Steel Corporation	100% owned by Ampco-Pittsburgh Securities V Corporation	Pennsylvania

Union Electric Steel B.V.B.A.	100% owned by 3048568 Nova Scotia Company	Belgium

Union Electric Steel (UK) Limited	100% owned by Ampco UES Sub, Inc.	England

The Davy Roll Company Limited	100% owned by Union Electric Steel (UK) Limited	England

     The financial statements of all subsidiaries have been consolidated with those of the Corporation. Names of other subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.